UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):  January 30, 2009 (January 29, 2009)

RETAIL VENTURES, INC.
(Exact name of registrant as specified in its charter)

Ohio	1-10767	20-0090238
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4150 E. Fifth Avenue Columbus,Ohio (Address of principal executive offices)	43219 (Zip Code)
Registrant’s telephone number, including area code: (614) 238-4148
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities.
On January 29, 2009, Filene’s Basement, Inc. (“Filene’s Basement”), a wholly owned subsidiary of Retail Ventures, Inc. (the “Company”), determined to close 11 underperforming stores. Filene’s Basement also plans to seek to aggressively renegotiate certain of the remaining 25 operating store leases in addition to leases for the Filene’s Basement Corporate Office and warehouse. The Company is also exploring other possible strategic alternatives.
The final determination to close these underperforming stores was due to decreased sales and operating profit during the fourth fiscal quarter, as well as the continued negative outlook for the United States retail segment generally and Filene’s Basement in particular. Filene’s Basement expects the store closing sales process and the store closings to be complete by February 28, 2009. Filene’s Basement and the Company are discussing with representatives of the lenders to Filene’s Basement the effect of the store closings under Filene’s Basement’s credit agreement. No assurance can be given that the Company and Filene’s Basement will successfully resolve this situation with the lenders and, as indicated above, the Company (a guarantor under Filene’s Basement’s credit agreement) is exploring strategic alternatives to seek to address liquidity risk at both companies.
The Company is currently unable in good faith to make a determination of an estimate of the amount or range of amounts expected to be incurred in connection with the plan to close stores, both with respect to each major type of cost associated with the plan and with respect to the total cost of the plan, or an estimate of the amount or range of amounts that will result in future cash expenditures. The Company will include such estimates, once they are determined, in an amendment to this report.
Item 2.06 Material Impairments.
As disclosed in Item 2.05 above, Filene’s Basement will close 11 of its 36 stores in operation by February 28, 2009. On January 29, 2009, the Company determined that, for the fiscal year and quarter ending January 31, 2009, it will be required to recognize a material non-cash charge for impairment to certain of Filene’s Basement fixed assets with respect to those stores, including leasehold improvements and furniture, fixtures and equipment. Additional information with respect to the store closing plan is set forth in Item 2.05 above.
The Company is currently unable in good faith to make a determination of an estimate of the amount or range of amounts of the impairment charge or an estimate of the amount or range of amounts of the impairment charge that will result in future cash expenditures. The Company will include such estimates, once they are determined, in an amendment to this report.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RETAIL VENTURES, INC.
Date: January 30, 2009	By:	/s/ James A. McGrady
James A. McGrady
Executive Vice President, Chief Financial Officer, Treasurer and Secretary